Exhibit 3.3

STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify : FIRST : That at a meeting of the Board of Directors of AUPENHEIM HOLDINGS INC . resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof . The resolution setting forth the proposed amendment is as follows : RESOLVED, that the Certificate of Incorporation of this corporation be amended U * t h by changing the Article thereof numbered so that, as amended, said Article shall be and read as follows: The amount of the total stock of this corporation is authorized to issue is 100,000,000 shares (number of authorized shares) witha par value of $0.000001 per share. SECOND : That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment . THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this H0fh day of September , 20 26 By: /S/ Yunfeng Cui Authorized Officer Title: President Name: Yunfeng Cui Print or Type Se‹retan »f State